Exhibit 23.8
March 16, 2026

CONSENT OF QUALIFIED PERSON

RPS Energy Canada Ltd. (“RPS”), in connection with Albemarle Corporation’s Registration Statement on Form S-3ASR filed March 16, 2026 (the “Registration Statement”), consents to:

•the incorporation by reference of the technical report titled “Magnolia Field Bromine Reserves as of December 31, 2025” (the “Magnolia Technical Report Summary”), with an effective date of December 31, 2025 and dated February 11, 2026 that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, filed as an exhibit to Albemarle Corporation’s Annual Report on Form 10-K filed February 11, 2026, into the Registration Statement;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Magnolia Technical Report Summary; and

•any extracts from or a summary of the Magnolia Technical Report Summary incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Magnolia Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

RPS is responsible for authoring, and this consent pertains to, the Magnolia Technical Report Summary. RPS certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the Magnolia Technical Report Summary for which it is responsible.

RPS Energy Canada Ltd.

By: /s/ Michael Gallup

Name: Michael Gallup
Title: Technical Director - Engineering